Exhibit 2.5

Amendment to Rights Agreement

This Amendment to Rights Agreement (this “AMENDMENT”), dated as of February 23, 2007, is made by and between Station Casinos, Inc., a Nevada corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment;

WHEREAS, the Company has authorized certain of its officers and directors to execute this Amendment on its behalf;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. The Rights Agreement is hereby amended by deleting Subsection 1(a) thereof in its entirety and replacing such section with the following:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares of the Company for or pursuant to the terms of any such plan, any Existing Equity Holders, Colony Capital Acquisitions, LLC (“Colony”), Fertitta Colony Partners, LLC (“FCP”),  FCP Acquisition Sub (“Merger Sub”), or Affiliates or Associates of the Existing Equity Holders, Colony, FCP, or Merger Sub; PROVIDED, HOWEVER, that Colony, FCP,  Merger Sub, and their respective Affiliates and Associates shall be excepted from the definition of Acquiring Person only to the extent each is a Beneficial Owner as a result of the approval, execution and delivery of  the Agreement and Plan of Merger among the Company, FCP and FCP Acquisition Sub dated as of February 23, 2007 or any agreements contemplated thereby or relating  thereto, including, without limitation, the Voting Agreement among Parent, FCP and the stockholders party thereto dated as of February 23, 2007 and  the First Amended and Restated Operating Agreement of FCP, dated as of February 23, 2007, or consummation of the transactions contemplated by any of the foregoing.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2. Except as expressly amended by this Amendment, the terms and provisions of the Rights Agreement shall remain in effect as they were in effect immediately prior to the date hereof.

3. All amendments made herein shall be effective as of the date hereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer of the Company.

Station Casinos, Inc.

By:	/s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Executive Vice President, General Counsel and Secretary

Continental Stock Transfer & Trust Company

By:	/s/ William F. Seegraber
Name: William F. Seegraber
Title: Vice President